Pricing Supplement Number: 3 Dated: February 2, 2016 To Prospectus dated February 26, 2015 and Prospectus Supplement dated March 30, 2015	For SEC Filing Purposes: Filing Under Rule 424(b)(2) Registration Number 333-200852

CANADA

CANADA NOTES

Due Nine Months or more from Date of Issue

Fixed Rate Note

Principal Amount:	U.S.$150,000,000.00

Maturity Date:	February 10, 2020

Settlement Date:	February 10, 2016 (T+6)

Date from which Interest Accrues (Issue Date):	February 10, 2016

Trade Date:	February 2, 2016

Interest Payment Dates:	Semi-annually, on August 10 and February 10 of each year.

Regular Record Dates:	15 calendar days prior to each Interest Payment Date

Interest Rate:	1.276%

Issue Price:	100.00%

Yield to Maturity:	1.276%

Distributor’s Commission or Discount:	None

Net Proceeds to Canada:	U.S.$150,000,000.00

Depositary:	DTC

CUSIP Number:	135087 F41

ISIN:	US135087F415

Common Code:	n/a

Listing:	n/a

Luxembourg Listing and Paying Agent:	n/a

Specified Currency:	U.S. Dollars

Callable:	No, unless any change in the laws or regulations of Canada that would require the payment by Canada of Additional Amounts on the notes, as more fully described in the Prospectus Supplement

Minimum Denominations:	U.S.$5,000 and integral multiples of U.S.$5,000

Type of Note:	DTC Global Note

Syndicated Transaction:	No

Distributor:	Scotia Capital (USA) Inc.

Intended to be held in a manner which would allow Eurosystem Eligibility:	No